                                                                       EXHIBIT 5

                        [LETTERHEAD OF MARGARET M. FORAN]

December 18, 2003

Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755

Pfizer Inc.:

      In connection with the Registration Statement on Form S-8 relating to
329,130 shares of Common Stock of Pfizer Inc. (211,160 shares under the Searle
& Co. Savings Plan (Puerto Rico) and 117,970 shares under the Pharmacia Canada
Employee Savings Plan, together the "Plans"),it is my opinion that:

      All necessary corporate proceedings have been taken to authorize the issuance of the shares under the Plan, and all such shares, upon issuance in accordance with the Plan and upon full payment in cash for such shares issued, will be validly issued and outstanding and fully paid and non-assessable.

      In preparing this opinion, I have examined certificates of public officials, certificates of officers and copies certified to my satisfaction of such corporate documents and records of the Company and such other papers as I have thought relevant and necessary as a basis for my opinion. I have relied on such certificates in connection with the accuracy of actual matters contained in such documents which were not independently established.

      I consent to the use of this opinion in the Registration Statement and to the reference to my name under the heading "Legal Opinion" in the Prospectus. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the
Rules and Regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/ MARGARET M. FORAN
                                          --------------------------------------
                                          Margaret M. Foran